EXHIBIT 10.9

AMENDED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended Executive Employment Agreement including the attached Exhibit A, the Employee Proprietary Information and Inventions Agreement and Exhibit B, the 2019 Equity Incentive Plan (collectively the “Employment Agreement”), is made effective as the 26th day of November 2019 between TransBiotec, Inc., a Delaware corporation whose business address is 400 N. Tustin Ave., Suite 225, Santa Ana, CA 92705 (the “Company”), and Kevin Moore, an individual residing at 730 15th Street, Boulder, CO 80302 (the “Executive”). The Company and the Executive are sometimes hereinafter individually referred to as a “Party” or collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Executive desires to become employed by the Company as its Chief Executive Officer; and

WHEREAS, the Company is willing to employ the Executive as the Company’s Chief Executive Officer on the terms and conditions and for the consideration set forth in this Employment Agreement; and

NOW, THEREFORE, in consideration of the premises and mutual covenants hereafter set forth and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged and accepted, the Parties hereby incorporate the foregoing recitals into this Employment Agreement by reference and hereby agree as follows:

1. Employment. The Company hereby employs the Executive and the Executive hereby agrees to enter the employ of the Company as its Chief Executive Officer commencing on the execution of this Employment Agreement (the “Effective Date”) for a term of three years (the “Employment Period”). Provided, however, that solely in the event that the Company has not purchased designated assets of IDTEC, LLC, a Colorado limited liability company in exchange for 12,000,000 shares (after giving effect to the planned reverse stock split related to the close of the asset purchase agreement) of the Company’s Common Stock, $0.001 par value per share on or before January 31, 2020 (the “Premature Termination Date”), this Employment Agreement shall automatically terminate and be of no further force and effect without notice to the Executive and only the Premature Termination Options defined in Section 4.D. shall vest and be exercisable by the Executive. The Executive shall, in the performance of his duties, be at all times subject to the direction, supervision and authority of the Company’s Board of Directors (the “Board”), and should he be so elected, as the Company’s Executive Chairman, to David J. Gandini.

2. No Breach of Obligation. The Executive represents and warrants to the Company that the Executive possesses the requisite skill and experience and is ready, willing and able to perform those duties attendant to the position for which the Executive has been hired and which the Executive shall perform during the Employment Period. The Executive further represents that the Executive’s entry into the Employment Agreement does not constitute a breach of any agreement with any other person, firm or corporation, nor does any prior agreement between the Executive and any person, firm or corporation contain any restriction or impediment to the ability of the Executive to perform those duties for which the Executive was hired or which may be reasonably expected of the Executive.

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3. Services and Board Membership. During the Employment Period, the Executive shall perform to the best of the Executive’s ability the following services and duties in such manner and at such times as the Chairman and/or the Board may direct, the following being included by way of example and not by way of limitation: (i) Co-manage with the Chairman the transition of the Company’s executive management between the date of this Agreement and the Effective Date of the Change of Control Events; (ii) co-manage with the Chairman the interviewing and employment of such executive officers including a Chief Financial Officer and such personnel as shall be in the best interests of the Company and its stockholders; (iii) co-manage with the Chairman the relocation of the principal executive offices of the Company to a mutually agreed upon shared office space by November 15, 2019; (iv) co-manage with the Chairman the creation of all mutually agreed upon legal documents supporting the Company’s business; (v) in cooperation with the Chairman establishing the initial manufacturing process and related vendors to support the Company’s 2020 budget; (vi) create and drive the implementation of the Device’s initial and ongoing product development plan milestones, objectives and evolution, etc; (vii) formulate and implement strategic relationships required to commercialize the Device’s improvements, modifications, evolution, intellectual property, software and technologies; (viii) in cooperation with the Chairman oversee and develop the Company’s operations, including engineering, marketing and sales, etc.; (ix) assist in executing the Company’s capital formation plan and act as a spokesperson to the investment community, other capital sources, and external media to reach the broadest possible audiences; (x) provide leadership in managing the Company’s progress in attaining revenue and profitability objectives and revising objectives and plans responsive to current and anticipated financial, economic and industry market conditions; (xi) develop and propose to the Board the Company’s employment, human resources benefits, and other personnel policies; (xii) support the creation and formation of investor relations and public relations in cooperation with First Capital Ventures, LLC; and (xiii) performing such other duties as shall reasonably be assigned to the Executive by the Company’s Chairman and/or Board. The foregoing is hereinafter collectively referred to as the “Services”)

A. Performance of the Services. The Executive’s performance of the Services shall be conducted at the locations reasonably required by the Company’s business needs within or outside of the State of Colorado. Excluding any periods of vacation and other time off to which the Executive is entitled as provided herein, the Executive covenants and agrees to devote such percentage of the Executive’s full time and attention to the performance of the Services and the business and affairs of the Company as the Executive and the Chairman deem necessary in his considered business judgment to perform such responsibilities. It shall not be a violation of this Employment Agreement for the Executive: (a) to serve on academic, corporate, civic, charitable, governmental, non-profit or religious boards or committees of such other entities; (b) participate in political activities and fundraising; and (c) manage personal investments, so long as, in each case, such activities do not create any conflicts of interest with the business of the Company or interfere with the performance of the Services as an employee of the Company in accordance with this Employment Agreement.

B. Board Membership. During the Employment Period, the Executive may be nominated and elected to the Company’s Board, which position he agrees to accept should he be so nominated and elected.

4. Compensation, Stock Grant and Repayment of Outstanding Obligations to the Executive.

A. Annual Base Salary. The Executive agrees to accept an aggregate of 2,400,000 unregistered shares of the Company’s Common Stock (the “Salary Shares”) for services performed for the Company from October 1, 2019 thru December 31, 2019, with 800,000 shares due on October 31, 2019, 800,000 shares due on November 30, 2019, and 800,000 shares due on December 31, 2019, in lieu of the pro-rata portion of his $213,000.00 annual base salary of (the “Annual Base Salary”) for those three (3) months. Each of the 800,000 share payments shall be valued at 110% of the mean between the opening and closing price of the Company’s common stock in the over-the-counter market on the date the 800,000 shares were issued to the Executive. Commencing on the fourth month after the Effective Date, the Executive shall receive his Annual Base Salary subject to applicable withholding taxes and other payroll deductions and payable in accordance with the Company’s generally applicable payroll practices and policies. The Executive’s Annual Base Salary shall be reviewed during the 4th quarter of each year of the Employment Period by the Company’s Compensation Committee or if no such committee exists by the entire Board with the Executive not participating, with the objective of determining the subsequent year’s Annual Base Salary for the Executive; provided that the Company shall be under no obligation to increase the Annual Base Salary.

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B. Sales and Marketing Compensation. In addition to the Executive’s Services, and until otherwise mandated by the Company’s Board, the Executive and David J. Gandini, the Company’s Chief Revenue Officer (collectively the “Sales Team”), will serve as the Company’s interim sales and marketing department and shall perform all of the services customarily attendant upon a Chief Sales and Marketing Officer (the “Sales Services”). Solely in this regard, and in addition to the compensation and benefits set forth in Paragraphs C through K of this Section 4, the Sales Team will receive as its sole compensation for the Sales Services an amount equal to three (3%) percent (the “Sales Commission”) of the gross revenue generated by the Sales Services less any allowances or returns (the “Gross Revenue”) on an order-by-order or purchase order-by purchase order-basis (each an “Order”). The Sales Commission shall be paid quarterly for the longer of three years from the first Order or as long as an Order continues to generate Gross Revenue. The Sales Commissions shall be subject to applicable withholding taxes and other payroll deductions and be payable in accordance with the Company’s generally applicable payment practices and policies.

C. Bonus Plan and Participation. Within 60 days following the Effective Date, the Company will establish an annual bonus plan for the Executive with the objective of attaining an annual bonus up to a maximum of 50% of the Executive’s prior year’s Annual Base Salary (the “Annual Bonus Plan”). The components and objectives of the Executive’s Annual Bonus Plan and the amount of the Annual Bonus related thereto will be determined the Compensation Committee of the Board, or if no such committee exists, by the entire Board with the Executive not participating. The Executive’s Annual Bonus Plan may include sales, financial, operational or other milestones to be accomplished within specified timeframes. Except for the Executive’s first Annual Bonus, the Executive’s Annual Bonus for the second and third years of the Employment Period, if any, under the Annual Bonus Plan will be determined at the end of each of the Company’s fiscal years during the Employment Period and shall be paid prior to the end of the first quarter of the following fiscal year.

D. Incentive Stock Options. Commencing on the date of the first meeting of the Company’s Board of Directors following both the Effective Date, the Executive shall be granted ten-year Incentive Stock Options (the “Options”) under the 2019 Equity Incentive Plan (the “Plan”) to purchase 35,200,000 shares of the Company’s Common Stock, $0.001 par value per share (the “Option Shares”) at an exercise price equal to 110% of the fair market value of the Option Shares on the Option Grant Date (the Option Exercise Price”). The Option Shares will vest in 36 equal monthly installments of 977,777 Option Shares during the three-year term of this Employment Agreement in accordance with the terms and conditions of the Plan (the “Monthly Vesting Option Shares”). Notwithstanding the foregoing, and only in the event that this Employment Agreement is prematurely terminated as a result of the Company’s failure to purchase designated assets of IDTEC, LLC, a Colorado limited liability company in exchange for 12,000,000 shares (after giving effect to the planned reverse stock split related to the close of the asset purchase agreement) of the Company’s Common Stock, $0.001 par value per share on or before January 31, 2020, only the Options that shall have vested prior to January 31, 2020 shall vest and be exercisable by the Executive (the “Premature Termination Options”). A copy of the Plan is hereby acknowledged and accepted by the Executive.

E. Accelerated Option Vesting.

1. Computation. In addition to the Monthly Vesting Option Shares, an additional 7,040,000 Option Shares (the “Milestone Option Shares”) shall vest on the Company’s achievement of each of the four milestones (the “Milestones”) set forth in Section 2. E. 2. below. Upon the Executive’s achievement of any of the Milestones during the Term, the 7,040,000 Milestone Option Shares shall be deducted from the 35,200,000 Maximum Option Shares which shall be divided by the number of months remaining in the three-year Term of this Employment Agreement.

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2. The Milestones: (i) the delivery of a commercially viable SOBRSafe Alcohol Detection Device (the “Device”) by March 31, 2020; and/or (ii) certification of manufacturing/assembly capability of a minimum of 25,000 Devices in two separate locations in the United States by July 31, 2020; and/or (iii) the generation of U.S. Device gross sales in excess of $2,000,000 for the calendar year ending December 31, 2020 or have a monthly $166,600 by December 31, 2020; and/or (iv) the generation of non-US Device gross sales in excess of $2,000,000 for the calendar year ending December 31, 2020 or have a monthly $166,600 run rate by December 31, 2020 through direct customers and/or distribution channels.

F. Change of Control Option Vesting. In the event of a Change of Control of the Company as that phrase is defined in the next sentence, all Option Shares shall vest and be exercisable in accordance with their terms and conditions. As used in this Employment Agreement, the phrase “Change of Control” shall be deemed to mean any of the following occurring after the Effective Date: (i) the Company consolidates with, amalgamates or merges with or into, another business entity or any business entity consolidates with, or amalgamates or merges with or into the Company; (ii) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company’s assets (determined, if applicable, on a consolidated basis) to any individual, firm, entity or group other than pursuant to a transaction in which individuals that beneficially owned directly or indirectly, voting shares representing a majority of the total voting power of the Company; (iii) the adoption of a plan the consummation of which would result in the liquidation or dissolution of the Company; and (iv) the acquisition, directly or indirectly, by any individual, firm, entity or group of beneficial ownership of more than 50% of the aggregate voting power of the Company’s voting securities.

G. Executive Benefits. The Executive shall be offered the opportunity to participate on the same basis as other executive officers of Company in all of the Company’s employee benefit plans and programs, including improvements or modifications of such plans and programs. Nothing in this Employment Agreement shall be construed as limiting or restricting any benefit to the Executive under any pension, profit-sharing or similar retirement plan, or under any group life or group health or accident or other plan of the Company, for the benefit of its employees generally or a group of them, now or hereafter in existence.

H. Expenses. The Executive shall be entitled to receive prompt reimbursement for all out-of-pocket expenses incurred by the Executive in connection with the performance of the Services in accordance with the Company’s expense reimbursement policies. Monthly expense reports shall be submitted to the Chairman for approval.

I. Paid Time Off (“PTO”). The Company will adopt and implement a PTO policy and plan (the “PTO Plan”) prior to December 31, 2019 for its employees. The PTO Plan shall include a listing of categories such as personal, sick, and vacation days absent time and related number of days within each category for all employees including the Executive. Modification of the PTO Plan will require the approval of the Company’s Board prior to implementation. No cash compensation will be paid for any days which exceed the PTO schedule adopted by the Board.

J. Termination Severance. The Executive shall be entitled to the severance payments (“Severance”) indicated and defined in Section 5. D.3.) (c), Section 5. D. 4.) (c) and Section 5. D. 5.) (b) of this Employment Agreement below.

K. Consent to Insurance. The Executive covenants and agrees to be the subject of a key man insurance policy on his life (the “Key Man Policy”); and consents to such medical tests as may be required to secure the Key Man Policy. The Executive acknowledges and accepts that the Company: (i) shall be the owner and beneficiary of the Key Man Policy; (ii) shall be solely responsible for paying the premiums thereon; and (iii) shall be entitled to determine the face amount of the Key Man Policy in the discretion of the Company’s Board of Directors.

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5. Termination of the Agreement by the Company and Cessation of Services by the Executive.

A. Death of the Executive. The Employment Period shall terminate automatically upon Executive’s death.

B. Termination by the Company. The Company may terminate the Employment Period, as follows:

1). On the Premature Termination Date;

2). Without Cause. The Company may terminate the Employment Period for any reason upon at least 90 days’ prior written notice to the Executive;

3). By Disability. In the event the Executive becomes permanently disabled or incapacitated, the Company may terminate the Employment Period. The term “permanently disabled or incapacitated” means any ailment or condition which prevents the Executive from actively carrying out the Executive’s duties hereunder for the Company for a continuous period of at least 90 days as determined by a physician selected by the Board (the “Disability Date”); and

4). For Cause. The Company may terminate the Employment Period for “Cause,” upon at least three (3) days’ prior written notice to the Executive. “For Cause” shall mean:

(a) The commission by Executive in connection with the Executive’s employment of any material act of dishonesty, fraud or misrepresentation;

(b) Conviction or plea of nolo contendere of the Executive for a felony;

(c) Executive’s willful misconduct that causes material economic harm to the Company or that brings substantial discredit to the Company’s reputation;

(d) Executive’s breach of a material provision of the Executive’s Employment Agreement, which breach is not cured by the Executive within 30 days after the Company gives written notice of the breach to the Executive; and

(e) Violation of any material fiduciary duty owed to the Company.

C. Termination by the Executive. The Executive may terminate the Employment Period, as follows:

1). Without Good Reason. The Executive may terminate the Employment Period for any reason upon at least 90 days’ prior written notice to the Company;

2). For Good Reason. The Executive may terminate the Employment Period for “Good Reason,” after at least 30 days’ prior written notice to the Company specifying the “Good Reason” and following the Company’s right to cure the alleged Good Reason breach within 30 days. Good Reason shall mean:

(a) The reduction of Executive’s Annual Base Salary without the Executive’s consent;

(b) The failure by the Company to pay any amount owed to the Executive under this Employment Agreement when due; and

(c) Any material change in the Executive’s title, responsibilities or authority that is not consistent with that customarily associated with the position of Chief Executive Officer.

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D. Consequences of Termination of the Employment Period.

1). Death of the Executive. If the Employment Period terminates as a result of the Executive’s death, then:

(a) The Company shall pay the Executive’s Annual Base Salary through the date of the Executive’s death. In addition, and at the end of the fiscal year in which the Executive shall have died, the Company shall pay a pro rata portion of any bonus to which the Executive shall have earned under the Executive’s Annual Bonus Plan through the date of the Executive’s death pursuant to Subsection A of this Section 5 in accordance with their respective terms; and

(b) All Option Shares that have vested as of the date of death shall remain vested, and all Option Shares that would have vested during the 90-day period immediately following the Executive’s death shall also automatically vest, and the ISO shall be exercisable for all such vested Initial and Subsequent Option Shares.

2). By the Company for Cause. If the Company terminates the Employment Period for Cause, then:

(a) The Company shall pay the Executive’s Annual Base Salary through the date of termination pursuant to Subsection B of this Section 5 in accordance with its terms; and

(b) All Option Shares that have vested as of the date of termination shall remain vested and exercisable in accordance with the Plan.

3). By the Company for the Executive’s Disability. If the Company terminates the Employment Period for Disability of the Executive, then:

(a) The Company shall pay the Executive’s Annual Base Salary through the Disability Date pursuant to Subsection B of this Section 5 in accordance with its terms; and

(b) All Option Shares that have vested as of the Disability Date shall remain vested and exercisable in accordance with the Plan; and

(c) The Executive shall be entitled to receive the Severance defined in Section 5. D. 4.) (c) below through the Disability Date.

4). By the Executive for Good Reason. If the Executive terminates the Employment Period for Good Reason, then:

(a) The Company shall pay the Executive’s Annual Base Salary through the date of termination pursuant to Subsection C of this Section 5 in accordance with its terms;

(b) The Option Shares that have vested as of the date of termination shall remain vested and exercisable in accordance with the Plan; and

(c) The Executive shall be entitled to receive a severance payment (the “Severance”) equal to the following number of months of the Executive’s Annual Base Salary depending upon the date of termination and payable within 30 days of the Executive’s termination: (i) during the first 12 months of the Employment Period, eight (8) weeks’ Severance; and (ii) at any time during the remainder of the Employment Period, twelve (12) weeks’ Severance.

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5). By the Company without Cause. If the Company terminates the Employment Period without Cause, then:

(a) The Company shall pay the Executive’s Annual Base Salary through the date of termination; and

(b) The Executive shall be entitled to receive a Severance payment equal to the following number of months of the Executive’s Annual Base Salary depending upon the date of termination and payable within 30 days of the Executive’s termination: (i) during the first 12 months of the Employment Period, eight (8) weeks’ Severance; and (ii) at any time during the remainder of the Employment Period, twelve (12) weeks’ Severance; and

(c) The Company shall continue to pay its portion of Executive’s health insurance premium in the same manner as during the Employment Period for a period of 90 days immediately following the date of termination of the Employment Period; and

(d) All Option Shares earned through the date of termination all immediately become fully vested, and the Initial and Subsequent shall be exercisable for all such vested Option Shares in accordance with the Plan.

6. Representations, Warranties and Covenants.

A. Representations, Warranties and Covenants of the Executive. By virtue of the Executive’s execution hereof, and in order to induce the Company to enter into this Employment Agreement, the Executive hereby represents and warrants to and covenants with the Company as follows:

(1) He is not presently actively engaged in any business, employment or venture which is or may be in conflict with the business of the Company;

(2) He has full power and authority to enter this Employment Agreement, to enter into and to otherwise perform this Employment Agreement in the time and manner contemplated;

(3) He agrees to submit to a medical examination as may be required for the Company to obtain “key man” insurance coverage, provided that such medical examination is at the Company’s expense;

(4) He has the experience, skill and knowledge to perform the services expected of him hereunder;

(5) The Executive is not the subject of any threatened or filed litigation not disclosed to the Company prior to the execution of this Employment Agreement;

(6) The Executive’s compliance with the terms and conditions of this Employment Agreement in the time and manner contemplated herein will not conflict with any instrument or agreement pertaining to the transaction contemplated herein; and will not conflict in, result in a breach of, or constitute a default under any instrument to which he is a party;

(7) The Executive acknowledges that Severance shall only be paid in the event the Company terminates the Employment Period without Cause, due to the Executive’s Disability, or the Executive terminates the Employment Period with Good Reason;

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(8) The Executive has been advised, and by the execution of this Employment Agreement, accepts and acknowledges that none of the Option Shares shall have been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state securities law; and that in granting the Option Shares to the Executive, the Company is relying upon an exemption from registration based upon the Executive’s investment representations. In this regard, the Executive hereby represents and warrants to the Company that: (a) he is acquiring the Salary Shares and the Option Shares for investment purposes and without a view to the transfer or resale thereof; (b) he is a sophisticated investor familiar with the operations of the Company; (c) in the event he exercises the Option Shares he will hold them for such period of time as shall be required by the Securities Act or as otherwise required or permitted by law; (d) any sale of the Salary Shares and/or the Option Shares will be accomplished only in accordance with the Securities Act and the rules and regulations of the Securities and Exchange Commission adopted thereunder; and (e) all certificates representing the Salary Shares and the Option Shares will bear a standard form or restrictive legend and be the subject of standard stop transfer orders on the transfer records of the Company or its transfer agent; and

(9) The Executive acknowledges and accepts that all certificates representing the Salary Shares and.or the Option Shares may be the subject of a lock up from the date the Company becomes publicly owned as may be required by the Company’s underwriter(s).

B. Representations, Warranties and Covenants of the Company. By virtue of its execution of this Employment Agreement, the Company hereby represents and warrants to and covenants with the Executive as follows:

(1) The Company has full power, right and authority to execute and perform this Employment Agreement in the time and manner contemplated and all corporate action required to be taken by the Company to authorize and execute this Employment Agreement has been taken prior to the delivery hereof;

(2) All requisite legal action required by the Company to cause the due execution and delivery of this Employment Agreement has been taken by the Company;

(3) As of the date of this Employment Agreement, the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to conduct its business;

(4) The person executing this Employment Agreement on behalf of the Company has been duly authorized to execute this Employment Agreement;

(5) The Option Shares issuable upon the Executive’s exercise of the Initial and Subsequent Stock Options shall be when issued, duly and validly issued, fully paid and non-assessable;

(6) The Company agrees that the Annual Base Salary, payments under the Annual Bonus Plan and Severance, and all other payments due to the Executive shall constitute a wage claim under the laws of the State of Delaware; and

(7) The Company shall reserve the Option Shares for issuance upon the Executive’s exercise of the Option; and

(8) The Company is not the subject of any litigation not disclosed to the Executive prior to the execution of this Employment Agreement.

7. Proprietary Information and Inventions.

Exhibit “A” annexed hereto and hereby incorporated herein by reference, sets forth the terms and conditions of the agreement of the Parties concerning proprietary information and inventions.

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8. Successors.

This Employment Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Employment Agreement shall inure to the benefit of and be enforceable by the Executive’s estate, heirs and legal representatives. This Employment Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Employment Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Employment Agreement, “Company” shall mean the Company and any successor to its business and/or assets by operation of law, or otherwise.

9. Indemnification.

If the Executive is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (herein a “proceeding”), by reason of the fact that he is or was an employee (which term includes officer, director, agent and any other capacity) of the Company or is or was serving at the request of the Company as an employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as an employee or agent or in any other capacity while serving as an employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law, against all expense, liability and loss (including, but not limited to, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) incurred or suffered by Executive in connection therewith. In addition, such indemnification shall continue as to the Executive after he has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Executive’s heir, executors, and administrators for the applicable statute of limitations; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by the Executive (other than a proceeding to enforce this paragraph 9. only if such proceeding (or part thereof) was authorized directly or indirectly by the Company’s Board. The right to indemnification conferred in this paragraph shall be a contract right and shall include the right to be, promptly upon request, paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware requires the payment of such expenses incurred by an employee in his capacity as an employee (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, payment shall be made only upon delivery to the Company of an undertaking, by or on behalf of the Executive, to repay all amounts so advanced if it shall ultimately be determined that Executive is not entitled to be indemnified under this paragraph or otherwise.

10 Non-Competition, Non-Disparagement and Non-Solicitation.

A. Non-Competition. During the Employment Period and for twenty-four (24) months after the termination of this Employment Period, the Executive agrees that he will not, within Colorado or California, directly or indirectly, individually or on behalf of any other person, in any capacity whatsoever, carry on or engage in any business or undertaking that competes with the business or intended businesses of the Company.

B Non-Disparagement. The Company and the Executive each shall refrain from publishing any oral or written statements about the other, any of their subsidiaries or affiliates, or any of such individuals’ or entities’ officers, employees, shareholders, agents or representatives, that are slanderous, libelous, or defamatory; or that constitute a misappropriation of the name or likeness of the Executive or the Company, any of their affiliates, or any of such individual’s or entities’ or their officers, employees, shareholders, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded under this provision are in addition to any and all rights and remedies otherwise afforded by law.

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C. Non-Solicitation. As part of the consideration for the compensation and benefits to be paid to the Executive thereunder, in keeping with the Executive’s Services and as a fiduciary, and in order to protect the Company’s interest in the trade secrets of the Company, and as an additional incentive for the Company to enter into this Employment Agreement, the Executive covenants and agrees that the Executive will not, directly or indirectly, for the Executive for others, knowingly induce any employee of the Company or any of its affiliates to terminate his or her employment with the Company or its affiliates, or knowingly hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with the Company. The obligations in this Section 10C shall extend during the Employment Period and for three years after the expiration or termination of the Employment Period. The Executive acknowledges that money damages would not be sufficient remedy for any breach of this Section 10C by the Executive, and the Company shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach, but shall be in addition to all remedies available at law or in equity to the Company, including, without limitation, the recovery of damages from the Executive and his agents involved in such breach.

11. Miscellaneous.

A. Governing Law. The interpretation and enforcement of this Employment Agreement, and the rights, obligations and remedies of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to conflict of law principles.

B. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

IF TO THE EXECUTIVE: Kevin Moore 885 Arapahoe Avenue Boulder, CO 80302 IF TO THE COMPANY:

TransBiotec, Inc. Attn. CEO 400 N. Tustin Ave., Suite 225 Santa Ana, CA 92705

Or to such other name or address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

C. Severability. In the event that any provision of this Employment Agreement is held to be illegal, invalid or unenforceable, then such illegality, invalidity or enforceability shall not affect the other terms and provisions of this Employment Agreement which shall remain in full force and effect.

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D. Withholding. The Company may withhold from any amounts payable under this Employment Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

E. Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Employment Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Employment Agreement.

F. Code Section 409A. Notwithstanding anything in this Employment Agreement or any other plan or agreement to the contrary, to the extent subject thereto, all deferred payments or benefits provided to the Executive shall comply with all applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (and any related regulations or guidance).

G. Entire Agreement. Each of the Parties hereby agrees that this Employment Agreement (i) supersedes any prior conversations or negotiation between them with respect to the subject matter of this Employment Agreement, (ii) is intended to and does contain and embody herein all of the understandings and agreements, both written or oral, of the Parties hereby with respect to the subject matter of this Employment Agreement and (iii) that there exists no oral agreement or understanding, express or implied liability, whereby the absolute, final and unconditional character and nature of this Employment Agreement shall be in any way invalidated, empowered or affected. There are no representations, warranties or covenants other than those set forth herein.

H Headings. The section headings herein are inserted for the convenience of the parties only and are not to be construed as part of the terms of this Employment Agreement or to be taken into account in the construction or interpretation of this Employment Agreement.

I. Amendment and Modification. This Employment Agreement may be amended, modified or supplemented only by written agreement of the Parties hereto, which agreement shall have been duly authorized and approved by the Company and the Executive.

J. Prohibition Against Assignment. The Executive agrees on behalf of himself and any other person or persons claiming any benefits under him by virtue of this Employment Agreement, and the Company agrees for itself and its successors and assigns, that this Employment Agreement and the rights, interests, and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by the Executive or by the Company without the prior express written consent of the other Party. Any attempted assignment, transfer, pledge or hypothecation, or other disposition of this Employment Agreement or of such rights, interests and benefits contrary to the foregoing provisions shall be null and void and without effect and shall be deemed to be a material breach of this Employment Agreement.

K. Additional Instruments. Each Party shall from time to time, at the request of the other Party, execute, acknowledge and deliver to the other Party any and all further instruments that may be reasonably required to give full effect and force to the provisions of this Employment Agreement.

L. Originals. This Employment Agreement may be executed in counterparts each of which so executed shall be deemed an original and constitute one and the same agreement

M. Address of Parties. Each Party shall at all times keep the other informed of its principal place of business or residence if different from that stated herein, and shall promptly notify the other of any change, giving the address of the new principal place of business or residence.

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N. Alternative Dispute Resolution (ADR). The Parties shall attempt to resolve any dispute that may arise in connection with this Employment Agreement through a process of mediation administered by JAMS (Arbitration, Mediation and ADR Services) or through selection of an agreed upon private individual outside of JAMS, with the mediation to be held in Denver County in the State of Colorado, unless the Parties agree on another venue. The Parties shall first attempt to settle the dispute by participating in at least ten (10) hours of mediation at the offices of the ADR Provider (or at another location if mutually agreed). The complaining Party must notify the other Party that a dispute exists. A designated individual mediator will be either agreed upon or if no agreement is reached, then selected within ten (10) days of notice according to JAMS’ rules and procedures to conduct the mediation; provided that the mediator must not have any conflict of interest. The mediation will be held as soon as practicably possible. The mediation will be a nonbinding conference between the Parties conducted in accordance with the applicable rules and procedures of the mediator. Any mediation expenses shall be borne equally by the Executive and the Company. Neither of the Party shall initiate any litigation or an arbitration proceeding with respect to any dispute until the aforesaid mediation of the dispute is complete. Any mediation will be considered complete: (i) if the Parties enter into an agreement to resolve the dispute; (ii) with respect to the Party submitting the dispute to mediation, if the other Party fails to appear at or participate in a reasonably scheduled mediation conference; or (iii) if the dispute is not resolved within ten (10) days after the mediation is completed. If any dispute remains between the Parties after the mediation is complete, then either Party may commence legal proceedings to resolve such dispute. Any litigation of a dispute must be initiated within one (1) year from the date on which either Party first provided written notice to the other of the existence of the dispute, and any Party who fails to commence litigation within the one-year period shall be deemed to have waived any of its affirmative rights and claims in connection with the dispute and shall be barred from asserting its rights and. claims at any time thereafter. Litigation shall be deemed commenced by a Party when the Party serves a complaint on the other Party with respect to the dispute.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused this Employment Agreement to be executed in its name on its behalf, all effective as of the 26th day of November 2019.

TRANSBIOTEC, INC.

By:
Charles Bennington, President

THE EXECUTIVE:

Kevin Moore

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EXHIBIT “A”

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by TransBiotec, Inc., a Delaware corporation (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. Nondisclosure

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter (and for purposes of this agreement (the “Agreement”), any reference to any period of employment shall also include any other provision of services to the Company, directly or indirectly), I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless the Executive Chairman of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its successors and assigns.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, samples, procedures and formulations for producing any such samples, media and/or processes, data, formulae, methods, software, source and object codes, programs, other works of authorship, know-how, improvements, discoveries, developments, developmental or experimental work, designs, and techniques (hereinafter collectively referred to as “Inventions”); (b) information regarding the operation of the Company, products, services, plans for research and development, marketing and business plans, budgets, accounts, financial statements, licenses, licensors, licensees, contracts, prices and costs, suppliers, and current or potential customers; (c) information regarding the skills, tasks and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by the Executive Chairman of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

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2. Assignment of Inventions.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secrets, know-how, patents, patent rights, copyrights, trademarks, service masks, logos, domain names, mask work and any and all other intellectual property rights throughout the world.

2.2 Prior Inventions. I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sub-licensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.2.1 Prior Items of Commercial Value. I represent that there are no Prior Items. If, in the course of my employment with the Company, I incorporate a Prior Item into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sub-licensees) to make, have made, modify, use and sell such Prior Item. Notwithstanding the foregoing, I covenant and agree that I will not incorporate, or permit to be incorporated, Prior Items in any Company Inventions without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.3.1 Assignment of Prior Items. I hereby assign to the Company all my right, title and interest in any and all Prior Items for which I have specified my wish to grant such right, title and interest in such Prior Items to the Company in Schedule B.

2.4 Non-assignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a non-assignable Invention under applicable law.

2.5 Obligation to Keep Company Informed. During the period of my employment and for one year months after termination of my employment with the Company, I covenant and agree that I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I covenant and agree that I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I covenant and agree that I will advise the Company in writing of any Inventions that I believe fully qualify for protection under applicable law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the applicable law. I covenant and agree that I will preserve the confidentiality of any Invention that does not fully qualify for protection under applicable law.

2.6 Government or Third Party. I also covenant and agree that I agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

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2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights. I covenant and agree that I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will covenant and agree that I execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will covenant and agree that I execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions or assignments specified in the preceding paragraph or in paragraph 2.3.1, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph and paragraph 2.3.1 with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. Records. I covenant and agree that I to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. Additional Activities. I covenant and agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I covenant and agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

5. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I covenant and agree that I will not enter into, any agreement either written or oral in conflict herewith.

6. Non-Competition/Non-Solicitation. I covenant and agree that I will not at any time during employment with the Company and for one (1) year following termination of employment with the Company, however such termination is effected, engage in any of the following actions:

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6.1 Directly or indirectly work or otherwise perform services in the United States of America (whether as an officer, director, stockholder, partner, associate, employee, consultant, owner, agent, creditor, or other capacity) for any person or entity which in any way competes with the business of the Company; competition with the Company shall include, but not be limited to, any business which engages in the development, building, implementation, promotion or sales of robots for the security industry;

6.2 Solicit any employees, independent contractors, or consultants of the Company to leave the Company for other employment or for any other reason;

6.3 Hire or assist any other person or entity in hiring any employee, independent contractor, or consultant of the Company to engage in competition with the Company; or

6.4 Solicit or attempt to take away from the Company any of the customers served by the Company at any time within two (2) years prior to termination of my employment with the Company, seek to cause any such customers to refrain from doing business with the Company, or assist any other person or entity in so doing.

7. REASONABLENESS OF RESTRICTIONS.

7.1 I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7.2 In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and the Company agree that the court shall read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

7.3 If the court declines to enforce this Agreement in the manner provided in subsection 7.2, I and the Company agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

8. Return of Company Documents. I covenant and agree that when I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further covenant and agree that I any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

9. Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

10. Notices. All notices required or permitted hereunder shall be in writing and shall be effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day, (iii) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the other party hereto at such party’s address hereinafter set forth on the signature page hereof, or at such other address as such party may designate by ten (10) days advance written notice to the other party hereto.

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11. Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

12. General Provisions.

12.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of Colorado, as such laws are applied to agreements entered into and to be performed entirely within Colorado.

12.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

12.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

12.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

12.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

12.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.7 “I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.”

12.8 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof except for any employment contract signed by myself and the Company containing provisions restricting the use of confidential information. Except for the foregoing, this Agreement supersedes and merges all prior discussions between us with respect to the subject matter hereto, including, but not limited to, any prior agreement between the Company and me with respect to the assignment of proprietary information to the Company. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

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This Agreement shall be effective as of the first day of my employment with the Company, namely.

I have read this Agreement carefully and understand its terms. I have completely filled out Exhibit A to this Agreement.

Kevin Moore

Accepted and Agreed to:

TransBiotec, Inc.

By:
Charles Bennington, President

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Exhibit “B”

2019 Equity Incentive Plan

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